UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 10549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 29, 2006

AGA RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-51781	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

142-757 W. Hastings Street
Vancouver, British Columbia, Canada

(Address of Principal Executive Offices)

V6C 1A1

(Zip Code)

(778) 322-4332

(Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by AGA Resources, Inc., a Nevada corporation (the "Registrant"), in connection with the item set forth below.

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 29, 2006, the Registrant announced the appointment of Xin Wei as Chairman of the Board of Directors, and the appointment of John Hui, a director of the Registrant, to the position of Vice Chairman of the Board of Directors.

Mr. Wei has experience in the media and entertainment industries in China, as well as an extensive background in the management of information technology and telecom-based companies located in China. From 1992-1997, he was the President of Beijing Xinhai Technology Development Corp., which was among the first group of Internet companies in China to provide public Internet Access Services. In his role as President, he oversaw a team of over 100 employees, supervising sales/distribution channels, marketing plans and initiatives, product and application development, customer service and system operations.

From 1997 to date, Mr. Wei was President of Beijing Quicknet, a subsidiary of China Mobility Solutions, Inc.(CHMS), which was one of the first Chinese Internet service companies listed on a U.S. stock market. In his supervisory role, he was in charge of a team of over 200 employees, he set up monthly goals, motivated members to meet the targets and evaluated the achievements. He was also responsible for all aspects of SEC compliance by the company.

Mr. Wei has a Bachelors of Science degree in Computer Science from Beijing University of Technology, which he was awarded in 1991.

Mr. Hui has over 14 years of business experience in China. He is the Founder and is serving as the Vice-Chairman and director of China World Trade Corporation (OTCBB: CWTD), a publicly traded company. Born in Hong Kong and educated in the United Kingdom, Canada and the United States, Mr. Hui has had a successful career in the Advertising, Media and the Telecommunications fields in North America before he started a venture in 1992 that led to the successful company known as CWTD. In the past few years, Mr. Hui has provided consultation services to numerous companies in China. He is a valued member of the U.S. Chamber of Commerce in Southern China and has served as a member on its election committee for the past two terms.

The Registrant discloses that there are no transactions during the last two years, or proposed transactions, to which the Registrant was or is a party, in which Mr. Wei or Mr. Hui had or is to have a direct or indirect material interest in excess of $60,000. In addition, the Registrant does not have an employment contract with either Mr. Wei or Mr. Hui.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGA RESOURCES, INC.

By	/s/ Xin Wei
Xin Wei
Chairman of the Board

Dated: August 3, 2006